Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103-3984 USA Tel: +1 215 246 2300 Fax: +1 215 569 2441 www.deloitte.com

July 8, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Superfund Gold, L.P.'s Form 8-K dated June 27, 2013, and we agree with the statements made therein.

Yours truly,

Member of
Deloitte Touche Tohmatsu Limited